UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 17, 2009
I2 TELECOM INTERNATIONAL, INC.
(Exact name of Company as specified in its charter)
Washington	0-27704	91-1426372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5070 Old Ellis Pointe, Suite 110, Roswell, Georgia	30076
(Address of principal executive offices)	(Zip Code)
Company’s telephone number, including area code:	(404) 567-4750
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by i2 Telecom International, Inc. (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company’s or the Company’s management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

D. Christer Bylander resigned as director of the Company effective June 17, 2009. Prior to his resignation, Mr. Bylander served as a member of the Company’s Audit Committee.

Also effective June 17, 2009, the Board of Directors appointed Michael D. Reardon as a director of the Company to fill the vacancy created by Mr. Bylander’s resignation.

As a result of Mr. Reardon agreeing to serve as a director of the Company, on June 17, 2009 the Board of Directors granted to Mr. Reardon options to purchase 200,000 shares of the Company’s common stock, no par value, (taking into account a one-for-ten (1:10) reverse stock split that the Company effected with the Secretary of State of Washington on May 14, 2009) pursuant to the Company’s 2004 Stock Incentive Plan. The options are exercisable at $0.70 per share, vesting at 1/36th each month over a three year period. The options will expire three years from the grant date.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I2 TELECOM INTERNATIONAL, INC.
(Company)

Date	June 17, 2009
By:		/s/ Paul Arena
Name		Paul Arena
Title:		Chief Financial Officer